Exhibit 10.26

APPENDIX B

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

ARTICLE I—GENERAL
1.1	Purpose	B-3
1.2	Definitions	B-3
1.3	Administration	B-5
1.4	Persons Eligible for Awards	B-6
1.5	Types of Awards	B-6
1.6	Shares of Common Stock Available for Stock-Based Awards	B-6

ARTICLE II—AWARDS UNDER THE PLAN
2.1	Agreements Evidencing Awards	B-7
2.2	No Rights as a Shareholder	B-7
2.3	Options	B-7
2.4	Stock Appreciation Rights	B-8
2.5	Restricted Shares	B-9
2.6	Restricted Stock Units	B-9
2.7	Other Stock-Based Awards	B-10
2.8	Cash-Based Awards	B-10
2.9	Dividend Equivalent Rights	B-10
2.10	Related Option Transactions	B-10
2.11	Change in Control Provisions	B-10

ARTICLE III—QUALIFIED PERFORMANCE-BASED AWARDS
3.1	Qualified Performance-Based Awards	B-11

ARTICLE IV—MISCELLANEOUS
4.1	Amendment of the Plan	B-12
4.2	Tax Withholding	B-12
4.3	Required Consents and Legends	B-12
4.4	Clawback	B-13
4.5	Right of Offset	B-13
4.6	Nonassignability; No Hedging	B-13
4.7	Successor Entity	B-13
4.8	Right of Discharge Reserved	B-13
4.9	Nature of Payments	B-14
4.10	Non-Uniform Determinations	B-14
4.11	Other Payments or Awards	B-14
4.12	Plan Headings	B-14
4.13	Termination of Plan	B-14
4.14	Section 409A	B-14
4.15	Governing Law	B-15
4.16	Severability; Entire Agreement	B-15
4.17	Waiver of Claims	B-15
4.18	No Liability With Respect to Tax Qualification or Adverse Tax Treatment	B-15
4.19	No Third Party Beneficiaries	B-16
4.20	Successors and Assigns of AIG	B-16
4.21	Date of Adoption and Approval of Shareholders	B-16

AMERICAN INTERNATIONAL GROUP, INC.

2013 OMNIBUS INCENTIVE PLAN

ARTICLE I—GENERAL

1.1 Purpose

The purpose of the American International Group, Inc. 2013 Omnibus Incentive Plan is (1) to attract, retain and motivate officers, directors and key employees of the Company (as defined below), compensate them for their contributions to the Company and encourage them to acquire a proprietary interest in the Company, (2) to align the interests of officers, directors and key employees with those of shareholders of the Company and (3) to assist the Company in ensuring that its compensation program does not provide incentives to take imprudent risks.

This 2013 Omnibus Incentive Plan replaces the American International Group, Inc. Amended and Restated 2010 Stock Incentive Plan (as amended to the Effective Date, the “2010 Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under the 2010 Plan beginning on the Effective Date, but this 2013 Omnibus Incentive Plan will not affect the terms or conditions of any stock appreciation right, restricted stock, restricted stock unit or other award made under the 2010 Plan before the Effective Date.

1.2 Definitions

For purposes of this 2013 Omnibus Incentive Plan, the following terms have the meanings set forth below:

“2010 Plan” has the meaning set forth in Section 1.1.

“Acquisition Awards” has the meaning set forth in Section 1.6.2.

“AIG” means American International Group, Inc. or a successor entity contemplated by Section 4.7.

“Assurance Agreement” means the Assurance Agreement, by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. (as such agreement may be amended, supplemented, extended, modified or replaced from time to time).

“Award” means an award made pursuant to the Plan.

“Award Agreement” means the written or electronic document that evidences each Award and sets forth its terms and conditions. As determined by the Committee, an Award Agreement may be required to be executed or acknowledged by a Grantee as a condition to receiving an Award or the benefits under an Award.

“Board” means the Board of Directors of AIG.

“Business Combination” means a merger, consolidation, mandatory share exchange or similar form of corporate transaction involving AIG.

“Certificate” means a stock certificate (or other appropriate document or evidence of ownership) representing shares of Common Stock.

“Change in Control” means the occurrence of any of the following events: (a) the Incumbent Directors cease for any reason to constitute at least a majority of the Board, provided that any person becoming a Director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a Director as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; (b) any “person” (as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the Company Voting Securities; provided, however, that the event described in this clause (b) shall not be deemed to be a Change in Control by virtue of an acquisition of Company Voting Securities: (i) by AIG or any subsidiary of AIG; (ii) by any employee benefit plan (or related trust) sponsored or maintained by AIG or any subsidiary of AIG; or (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities; (c) the consummation of a Business Combination that results in any person becoming the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the entity resulting from such Business Combination; (d) the consummation of a sale of all or substantially all of the Company’s assets (other than to an affiliate of the Company); or (e) the approval by AIG’s stockholders of a plan of complete liquidation or dissolution of the Company.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto, and the applicable rulings and regulations thereunder.

“Committee” means the committee appointed by the Board to administer the Plan pursuant to Section 1.3, and, to the extent the Board determines it is appropriate for the compensation realized from Awards under the Plan to be considered “performance-based compensation” under Section 162(m) of the Code, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is an “outside director” within the meaning of Section 162(m) of the Code and which, to the extent the Board determines it is appropriate for Awards under the Plan to qualify for the exemption available under Rule 16b-3(d)(1) or Rule 16b-3(e) promulgated under the Exchange Act, shall be a committee or subcommittee of the Board composed of two or more members, each of whom is a “non-employee director” within the meaning of Rule 16b-3. Unless otherwise determined by the Board, the Committee shall be the Compensation and Management Resources Committee of the Board. Nothing in the Plan shall be construed to require the Committee or the Board to grant Awards that satisfy the requirements of Section 162(m).

“Common Stock” means the common stock of AIG, par value $2.50 per share, and any other securities or property issued in exchange therefor or in lieu thereof pursuant to Section 1.6.4.

“Company” means AIG and its consolidated subsidiaries.

“Company Voting Securities” means, as of a given date, AIG’s then outstanding securities eligible to vote for the election of the Board.

“Consent” has the meaning set forth in Section 4.3.2.

“Covered Person” has the meaning set forth in Section 1.3.3.

“Director” means a member of the Board or a member of the board of directors of a consolidated subsidiary of AIG.

“Effective Date” has the meaning set forth in Section 4.21.

“Employee” means an employee of the Company.

“Employment” means a Grantee’s performance of services for the Company, as an Employee, as determined by the Committee. The terms “employ” and “employed” will have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Fair Market Value” means, with respect to a share of Common Stock (or option or stock appreciation right in respect of a share of Common Stock) on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee.

“Grantee” means a person who receives an Award.

“Incentive Stock Option” means an option to purchase shares of Common Stock that is intended to be designated as an “incentive stock option” within the meaning of Sections 421 and 422 of the Code, as now constituted or subsequently amended, or pursuant to a successor of the Code, and which is designated as an Incentive Stock Option in the applicable Award Agreement.

“Incumbent Directors” means the individuals who constitute the Board on the Effective Date.

“Officer” means an Employee who is an “officer” of AIG within the meaning of Rule 16a-1(f) under the Exchange Act.

“Plan” means this American International Group, Inc. 2013 Omnibus Incentive Plan, as amended from time to time.

“Plan Action” has the meaning set forth in Section 4.3.1.

“Qualified Performance-Based Award” means an Award designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which the Company would expect to be able to claim a tax deduction with respect to such an Award and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

“Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

“Section 409A” means Section 409A of the Code, including any amendments or successor provisions to that section, and any regulations and other administrative guidance relating thereto, in each case as they may be from time to time amended or interpreted through further administrative guidance.

“Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor thereto, and the applicable rules and regulations thereunder.

“Successor entity” has the meaning set forth in Section 4.7.

1.3 Administration

1.3.1 The Committee will administer the Plan. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Award granted thereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee will be final, binding and conclusive on all Grantees and on their legal representatives and beneficiaries. The Committee will have the authority, in its absolute discretion, to determine the persons who will receive Awards, the time when Awards will be granted, the terms of such Awards and the number of shares of Common Stock, if any, which will be subject to such Awards. Unless otherwise provided in an Award Agreement, the Committee reserves the authority, in its absolute discretion, (a) to amend any outstanding Award Agreement in any respect, whether or not the rights of the Grantee of such Award are adversely affected (but subject to Sections 2.3.6, 2.4.5, 4.14.1 and Article III), including, without limitation, to accelerate the time or times at which the Award becomes vested, unrestricted or may be exercised, to waive or amend any restrictions or conditions set forth in such Award Agreement, or to impose new restrictions and conditions, or to reflect a change in the Grantee’s circumstances or to modify, amend or adjust the terms and conditions of performance goals, and (b) to determine whether, to what extent and under what circumstances and method or methods (i) Awards may be (A) settled in cash, shares of Common Stock, other securities, other Awards or other property, (B) exercised or (C) canceled, forfeited or suspended, (ii) shares of Common Stock, other securities, other Awards or other property, and other amounts payable with respect to an Award may be deferred either automatically or at the election of the Grantee thereof or of the Committee and (iii) Awards may be settled by the Company or any of its designees. Notwithstanding anything to the contrary contained herein, the Board may, in its sole discretion, at any time and from time to time, grant Awards or administer the Plan, in which case the Board will have all of the authority and responsibility granted to the Committee herein, except with respect to Article III.

1.3.2 Actions of the Committee may be taken by the vote of a majority of its members. To the extent not inconsistent with applicable law and applicable rules and regulations of the New York Stock Exchange, (a) the Committee may delegate any of its powers under the Plan to a subcommittee of the Committee or to one of its members, (b) the Committee may allocate among its members any of its administrative responsibilities and (c) notwithstanding anything to the contrary contained herein, and except with respect to Article III, the Committee may delegate to one or more officers of AIG designated by the Committee from time to time the determination of Awards (and related administrative responsibilities) to Employees who are not Officers.

1.3.3 No Director or Employee exercising each such person’s responsibilities under the Plan (each such person, a “Covered Person”) will have any liability to any person (including any Grantee) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person will be indemnified and held harmless by AIG against and from any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with AIG’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that AIG will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once AIG gives notice of its intent to assume the defense, AIG will have sole control over such defense with counsel of AIG’s choice. To the extent any taxable expense reimbursement under this paragraph is subject to Section 409A, (a) the amount thereof eligible in one taxable year shall not affect the amount eligible in any other taxable year; (b) in no event shall any expenses be reimbursed after the last day of the taxable year following the taxable year in which the Covered Person incurred such expenses; and (c) in no event shall any right to reimbursement be subject to liquidation or exchange for another benefit. The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification will not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under AIG’s Amended and Restated Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any other power that AIG may have to indemnify such persons or hold them harmless.

1.4 Persons Eligible for Awards

Awards under the Plan may be made to current Employees or Directors or, solely with respect to their final year of service, former Employees.

1.5 Types of Awards

Awards under the Plan may be cash-based or stock-based. Stock-based Awards may be in the form of any of the following, in each case in respect of Common Stock: (a) stock options, (b) stock appreciation rights, (c) restricted shares (including performance restricted shares), (d) restricted stock units (including performance restricted stock units), (e) dividend equivalent rights and (f) other equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company. Cash-based Awards may be in the form of (a) Qualified Performance-Based Awards and (b) other cash awards (including, without limitation, retainers and meeting-based fees) that the Committee determines to be consistent with the purposes of the Plan and the interests of the Company.

1.6 Shares of Common Stock Available for Stock-Based Awards

1.6.1 Common Stock Subject to the Plan. Subject to the other provisions of this Section 1.6, the total number of shares of Common Stock that may be granted under the Plan is 45 million plus the number of authorized shares of Common Stock remaining available under the 2010 Plan as of the Effective Date and any additional shares that become available for issuance under the 2010 Plan in accordance with Section 1.6.2. Such shares of Common Stock may, in the discretion of the Committee, be either authorized but unissued shares or shares previously issued and reacquired by AIG. Solely for the purpose of determining the number of shares of Common Stock available for grant of Incentive Stock Options under the Plan, the total number of shares of Common Stock shall be 45 million without regard to the share counting provisions contained in Section 1.6.2.

1.6.2 Share Counting. Each share underlying a stock option, stock appreciation right, restricted share, restricted stock unit and other equity-based Award or equity-related Award will count as one share of Common Stock. Shares of Common Stock subject to awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) (“Acquisition Awards”) will not count against the number of shares that may be granted under the Plan. Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

Shares subject to an Award that is forfeited, expires or is settled for cash (in whole or in part), to the extent of such forfeiture, expiration or cash settlement shall be available for future grants of Awards under the Plan and shall be added back in the same number of shares as were deducted in respect of the grant of such Award. In addition, the number of shares of Common Stock underlying awards granted and outstanding under the 2010 Plan that are forfeited, expire, terminate or otherwise lapse or are settled for cash on or after the Effective Date, in whole or in part, without the delivery of Common Stock will be added to the number of shares available for grant under the Plan, in each case counted as one share of Common Stock. In the event that tax withholding obligations from an Award other than a stock option or stock appreciation right, or awards other than stock options or stock appreciation rights granted and outstanding under the 2010 Plan, are satisfied by the withholding or tendering of shares of Common Stock after the Effective Date, the shares so withheld or tendered shall be added back as one share of Common Stock. The payment of dividend equivalent rights in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

1.6.3 Director Awards. In order to retain and compensate Directors for their services, and to strengthen the alignment of their interests with those of the shareholders of the Company, the Plan permits the grant of cash-based and stock-based awards to Directors. Aggregate Awards to any one non-employee Director in respect of any calendar year, solely with respect to his or her service as a Director, may not exceed $900,000 based on aggregate value of cash Awards and Fair Market Value of stock-based Awards, in each case determined as of the date of grant.

1.6.4 Adjustments. The Committee shall adjust the number of shares of Common Stock authorized pursuant to Section 1.6.1 (and any limits on the number of stock-based Awards that may be granted to any Grantee under this Plan) and adjust equitably the terms of any outstanding Awards (including, without limitation, the number of shares of Common Stock covered by each outstanding Award, the type of property to which the Award is subject and the exercise or strike price of any Award), in each case in such manner as it deems appropriate (including, without limitation, unless otherwise provided in an Award Agreement, by payment of cash) to preserve and prevent the enlargement of the benefits or potential benefits intended to be made available to Grantees, for any increase or decrease in the number of issued shares of Common Stock resulting from a recapitalization, spin-off, split-off, stock split, stock dividend, combination or exchange of shares of Common Stock, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of AIG; provided that no such adjustment shall be made if or to the extent that it would cause any outstanding Award to fail to comply with Section 409A. After any adjustment made pursuant to this Section 1.6.4, the number of shares of Common Stock subject to each outstanding Award will be rounded down to the nearest whole number. Notwithstanding the foregoing, the Committee may, in its sole discretion, decline to adjust the terms of any outstanding Award if it determines that such adjustment would violate applicable law or result in adverse tax consequences to the Grantee or to the Company.

ARTICLE II—AWARDS UNDER THE PLAN

2.1 Agreements Evidencing Awards

Each stock-based Award and, to the extent determined appropriate by the Committee, cash-based Award granted under the Plan will be evidenced by an Award Agreement that will contain such provisions and conditions as the Committee deems appropriate. Unless otherwise provided herein, the Committee may grant Awards in tandem with or, subject to Sections 2.3.6, 2.4.5 and 4.14.1, in substitution for or satisfaction of any other Award or Awards granted under the Plan or any award granted under any other plan of AIG. By accepting an Award pursuant to the Plan, a Grantee thereby agrees that the Award will be subject to all of the terms and provisions of the Plan and the applicable Award Agreement.

2.2 No Rights as a Shareholder

No Grantee (or other person potentially having rights pursuant to an Award) shall have any of the rights of a shareholder of AIG with respect to shares of Common Stock subject to an Award until the delivery of such shares (or in the case of an Award of restricted or unrestricted shares of Common Stock, the grant or registration in the name of the Grantee of such shares pursuant to the applicable Award Agreement, but then only as the Committee may include in the applicable Award Agreement). Except as otherwise provided in Section 1.6.4 or pursuant to the applicable Award Agreement, no adjustments will be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, Common Stock, other securities or other property) for which the record date is before the date the Certificates for the shares are delivered.

2.3 Options

2.3.1 Grant. Stock options may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.3.7.

2.3.2 Incentive Stock Options. At the time of grant, the Committee will determine (a) whether all or any part of a stock option granted to an eligible employee will be an Incentive Stock Option and (b) the number of shares subject to such Incentive Stock Option; provided, however, that (i) the aggregate fair market value (determined as of the time the option is granted) of the stock with respect to which Incentive Stock Options are exercisable for the first time by an eligible employee during any calendar year (under all such plans of AIG and of any subsidiary corporation of AIG) will not exceed $100,000 and (ii) no Incentive Stock Option (other than an Incentive Stock Option that may be assumed or issued by the Company in connection with a transaction to which Section 424(a) of the Code applies) may be granted to a person who is not eligible to receive an Incentive Stock Option under the Code. The form of any stock option which is entirely or in part an Incentive Stock Option will clearly indicate that such stock option is an Incentive Stock Option or, if applicable, the number of shares subject to the Incentive Stock Option.

2.3.3 Exercise Price. The exercise price per share with respect to each stock option will be determined by the Committee, but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock options.

2.3.4 Term of Stock Option. In no event will any stock option be exercisable after the expiration of 10 years from the date on which the stock option is granted.

2.3.5 Exercise of Stock Option and Payment for Shares. The shares of Common Stock covered by each stock option may not be purchased for one year after the date on which the stock option is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be purchased in such installments as will be determined in the Award Agreement at the time the stock option is granted. Subject to any limitations in the applicable Award Agreement, any shares not purchased on the applicable installment date may be purchased thereafter at any time before the final expiration of the stock option. To exercise a stock option, the Grantee must give written notice to AIG specifying the number of shares to be purchased and accompanied by payment of the full purchase price therefor in cash or by certified or official bank check or in another form as determined by the Company, including: (a) personal check, (b) shares of Common Stock, valued as of the exercise date, of the same class as those to be granted by exercise of the stock option, (c) any other form of consideration approved by the Company and permitted by applicable law and (d) any combination of the foregoing. Any person exercising a stock option will make such representations and agreements and furnish such information as the Committee may in its discretion deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act, and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.3.6 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock options issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.3.7 Individual Limitations. No Grantee may be granted stock options or stock appreciation rights covering in excess of 1,000,000 shares of Common Stock in any calendar year (with tandem options and stock appreciation rights being counted only once with respect to this limit).

2.4 Stock Appreciation Rights

2.4.1 Grant. Stock appreciation rights may be granted to eligible recipients in such number and at such times during the term of the Plan as the Committee or the Board may determine, subject to the limits on grants set forth in Section 2.4.6.

2.4.2 Exercise Price. The exercise price per share with respect to each stock appreciation right will be determined by the Committee but, except as otherwise permitted by Section 1.6.4 or in the case of an Acquisition Award, may never be less than the Fair Market Value of the Common Stock. Unless otherwise noted in the Award Agreement, the Fair Market Value of the Common Stock will be its closing price on the New York Stock Exchange on the date of grant of the Award of stock appreciation rights.

2.4.3 Term of Stock Appreciation Right. In no event will any stock appreciation right be exercisable after the expiration of 10 years from the date on which the stock appreciation right is granted.

2.4.4 Exercise of Stock Appreciation Right and Delivery of Shares. Each stock appreciation right may not be exercised for one year after the date on which the stock appreciation right is granted (except in the case of termination of Employment due to death, disability or retirement), but thereafter may be exercised in such installments as may be determined in the Award Agreement at the time the stock appreciation right is granted. Subject to any limitations in the applicable Award Agreement, any stock appreciation rights not exercised on the applicable installment date may be exercised thereafter at any time before the final expiration of the stock appreciation right. To exercise a stock appreciation right, the Grantee must give written notice to AIG specifying the number of stock appreciation rights to be exercised. Upon exercise of stock appreciation rights, subject to any limitations in the applicable Award Agreement, shares of Common Stock or cash, in the Committee’s discretion, with a Fair Market Value or in an amount equal to (a) the excess of (i) the Fair Market Value of the Common Stock on the date of exercise over (ii) the exercise price of such stock appreciation right multiplied by (b) the number of stock appreciation rights exercised will be delivered to the Grantee. Any person exercising a stock appreciation right will make such representations and agreements and furnish such information as the Committee may, in its discretion, deem necessary or desirable to assure compliance by AIG, on terms acceptable to AIG, with the provisions of the Securities Act and any other applicable legal requirements. If a Grantee so requests, shares purchased may be issued in the name of the Grantee and another jointly with the right of survivorship.

2.4.5 Repricing. Except as otherwise permitted by Section 1.6.4, reducing the exercise price of stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price), will require approval of the shareholders.

2.4.6 Individual Limitations. No Grantee may be granted stock options or stock appreciation rights in any calendar year in excess of the limit set forth in the first sentence of Section 2.3.7 (with tandem options and stock appreciation rights being counted only once with respect to such limit).

2.5 Restricted Shares

2.5.1 Grants. The Committee may grant or offer for sale restricted shares in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals. In the event that a Certificate is issued in respect of restricted shares, such Certificate may be registered in the name of the Grantee but will be held by AIG or its designated agent until the time the restrictions lapse.

2.5.2 Right to Vote and Receive Dividends on Restricted Shares. Unless the applicable Award Agreement provides otherwise, each Grantee of an Award of restricted shares will, during the period of restriction, have all of the rights of a shareholder holding the class or series of Common Stock that is the subject of the restricted shares, except as otherwise provided herein, including full voting rights. Unless the Committee determines otherwise in an Award Agreement, during the period of restriction, all ordinary cash dividends (as determined by the Committee in its sole discretion) paid upon any restricted share will be retained by the Company for the account of the relevant Grantee. Such dividends will revert back to the Company if for any reason the restricted share upon which such dividends were paid reverts back to the Company. Upon the expiration of the period of restriction, all such dividends made on such restricted share and retained by the Company will be paid to the relevant Grantee. Unless the applicable Award Agreement provides otherwise, additional shares or other property distributed to the Grantee in respect of restricted shares, as dividends or otherwise, will be subject to the same restrictions applicable to such restricted shares. Notwithstanding anything to the contrary in this Section 2.5.2, no dividends will be paid at a time when any performance-based goals that apply to an Award of restricted shares have not been satisfied.

2.6 Restricted Stock Units

The Committee may grant Awards of restricted stock units in such amounts and subject to such terms and conditions as the Committee may determine, including, without limitation, the achievement of performance goals. A Grantee of a restricted stock unit will have only the rights of a general unsecured creditor of AIG until delivery of shares of Common Stock, cash or other securities or property is made as specified in the applicable Award Agreement. On the delivery date specified in the Award Agreement, the Grantee of each restricted stock unit not previously forfeited or terminated will receive one share of Common Stock, or cash, securities or other property equal in value to a share of Common Stock or a combination thereof, as specified by the Committee.

2.7 Other Stock-Based Awards

The Committee may grant other types of equity-based or equity-related Awards (including, without limitation, the grant or offer for sale of unrestricted shares of Common Stock) in such amounts and subject to such terms and conditions as the Committee may determine. Such Awards may entail the transfer of actual shares of Common Stock to Award recipients or may be settled in cash, and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States.

2.8 Cash-Based Awards

The Committee may grant cash-based Awards in such amounts and subject to such terms and conditions as the Committee may determine, subject to Section 3.1.4, if applicable.

2.9 Dividend Equivalent Rights

The Committee may include in the Award Agreement with respect to any Award, other than stock options and stock appreciation rights, a dividend equivalent right entitling the Grantee to receive amounts equal to all or any portion of the dividends that would be paid on the shares of Common Stock covered by such Award if such shares had been delivered pursuant to such Award. The grantee of a dividend equivalent right will have only the rights of a general unsecured creditor of AIG until payment of such amounts is made as specified in the applicable Award Agreement. In the event such a provision is included in an Award Agreement, the Committee will, subject to Section 4.14.1, determine whether such payments will be made in cash, in shares of Common Stock or in another form, whether they will be conditioned upon the exercise or vesting of the Award to which they relate, the time or times at which they will be made, and such other terms and conditions as the Committee may deem appropriate. No payments will be made in respect of any dividend equivalent right at a time when any performance-based goals that apply to the dividend equivalent right or Award that is granted in connection with a dividend equivalent right have not been satisfied.

2.10 Related Option Transactions

The Committee may grant put options and enter into call options relating to Awards, including an Award of unrestricted Common Stock. The put options may permit the Grantee, at the Grantee’s option, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The call options may require the Grantee, at the Company’s election, to sell the Award back to the Company at such times, on such terms and conditions and at such prices as the Committee or the Board may determine. The Committee may determine to issue an Award and any related put option and enter into any related call option as a single non-separable unit.

2.11 Change in Control Provisions

2.11.1 The Committee may provide in any Award Agreement for provisions relating to a Change in Control, including, without limitation, the acceleration of the exercisability of, or the lapse of restrictions or deemed satisfaction of performance goals with respect to, any outstanding Awards; provided, however, that, in addition to any conditions provided for in the Award Agreement, any acceleration of the vesting, exercisability of, or the lapse of restrictions or deemed satisfaction of goals with respect to any outstanding Awards in connection with a Change in Control may occur only if (i) the Change in Control occurs and (ii) the Grantee’s Employment is terminated by AIG without “cause” (as defined in the Award Agreement) or by the Grantee for “good reason” (as defined in the Award Agreement) following such Change in Control within the period of time specified in the applicable Award Agreement. In addition, in the event of a Change in Control where all stock options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any stock option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.

2.11.2 Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a Business Combination of AIG with or into any successor entity or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG as an entirety, outstanding Awards may be assumed or a substantially equivalent Award may be substituted by such successor entity or a parent or subsidiary of such successor entity, and such an assumption or substitution shall not be deemed to violate this Plan or any provision of any Award Agreement.

ARTICLE III—QUALIFIED PERFORMANCE-BASED AWARDS

3.1 Qualified Performance-Based Awards

The Committee shall have the authority, at the time of grant of any Award (other than stock options and stock appreciation rights that otherwise qualify for the Section 162(m) Exemption), to designate such Award as a Qualified Performance-Based Award in order to qualify such Award as “performance-based compensation” under Section 162(m) of the Code. In such event, the Committee shall follow the following procedures:

3.1.1 Establishment of the Performance Period, Performance Goals and Formula. A Grantee’s Qualified Performance-Based Award shall be determined based on the attainment of written objective performance goals approved by the Committee for a performance period established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period. At the same time as the performance goals are established, the Committee will prescribe a formula to determine the amount of the Qualified Performance-Based Award that may be payable based upon the level of attainment of the performance goals during the performance period.

3.1.2 Performance Criteria. The performance goals shall be based on one or more of the following criteria (either separately or in combination) with regard to the Company: (i) income or operating income measures (including before or after taxes, such as after-tax operating income, before or after risk-adjustment, before or after allocation of all or a part of corporate overhead and/or compensation or other similar measures); (ii) book value or tangible book value measures; (iii) revenue, sales, net revenue or net sales measures; (iv) gross profit or operating profit measures (including before or after taxes or other similar measures); (v) return measures (including return on assets, net assets, capital, total capital, tangible capital, invested capital, equity, or total shareholder return or other similar measures); (vi) cash flow measures (including operating cash flow, free cash flow, cash flow return on capital, cash flow return on investment (in each case before or after dividends) or other similar measures); (vii) margins measures (including gross margin, operating margin, cash margin or other similar measures); (viii) measures of efficiency (including operating efficiency, productivity ratios or other similar measures); (ix) measures of enterprise value or share price; (x) objective measures of customer satisfaction; (xi) measures of achievement of expense targets, cost reductions, working capital, cash levels or the acquisition ratio or general expense ratio; (xii) measures of economic value added; (xiii) market share measures; (xiv) measures of balance sheet or capital markets achievements (including debt reductions, leverage ratios, ratings achievements or other similar measures); (xv) implementation, completion or attainment of measurable objectives with respect to insurance underwriting or sales (including acquisition ratio, new premium sales, premium income, net flows, underwriting income, value of new businesses acquired, relationship of claims to revenues, loss ratio, combined ratio, total insurance benefits, premium payment levels, persistency rate (based on premiums or policies), policy renewals or other similar measures); (xvi) implementation, completion or attainment of measurable objectives with respect to research, development, products or projects (including infrastructure transformation or other projects), acquisitions and divestitures, recruiting and maintaining personnel or regulatory profile; (xvii) measures of investment performance; (xviii) measures of risk; and (xix) measures related to internal liquidity management (including dividends from subsidiaries to AIG or other similar measures).

Performance criteria may be used on an absolute or relative basis to measure the performance of the Company as a whole or any business unit(s) of the Company and/or one or more affiliates or any combination thereof, as the Committee may deem appropriate, any of the performance criteria may be determined on a per share basis (either basic or fully diluted) and any of the performance criteria may be compared to the performance of a group of peer or comparator companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices.

Except as otherwise expressly provided, all financial terms are used as defined under Generally Accepted Accounting Principles, Statutory Accounting Principles, a combination of the preceding or such other objective principles, as may be designated by the Committee, and may provide for such objectively determinable adjustments, modifications or amendments, as the Committee may determination appropriate (including, but not limited to, for one or more of the items of gain, loss, profit or expense: (i) determined to be extraordinary or unusual in nature or infrequent in occurrence; (ii) related to the disposal of a segment of a business; (iii) related to a change in accounting principle under Generally Accepted Accounting Principles or Statutory Accounting Principles, as applicable; (iv) related to discontinued operations; or (v) attributable to the business operations of any entity acquired by AIG during the calendar year).

3.1.3 Certification of Performance Goals. Following the completion of each performance period, the Committee shall have the sole discretion to determine whether the applicable performance goals have been met with respect to a given Grantee and, if they have, shall so certify in writing and ascertain the amount of the applicable Qualified Performance-Based Award. No Qualified Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Qualified Performance-Based Award actually paid to a given Grantee may be less (but not more) than the amount determined by the applicable performance goal formula, at the discretion of the Committee.

3.1.4 Maximum Award Payable. Notwithstanding any provision contained in this Plan to the contrary, the maximum number of Qualified Performance-Based Awards that may be granted to any one Employee under the Plan in any calendar year is 1,000,000 shares of Common Stock or, in the event such Qualified Performance-Based Award is paid in cash, the equivalent cash value thereof on the first day of the performance period to which such Award relates, as determined by the Committee. Furthermore, any Qualified Performance-Based Award that has been deferred shall not (between the date as of which the Award is deferred and the payment date) increase (a) with respect to a Qualified Performance-Based Award that is payable in cash, by a measuring factor for each calendar year greater than a reasonable rate of return set by the Committee, or (b) with respect to a Qualified Performance-Based Award that is payable in shares of Common Stock, by an amount greater than the appreciation of a share of Common Stock from the date such Award is deferred to the payment date. For the avoidance of doubt, the limit set forth in this Section 3.1.4 is subject to adjustment in accordance with Section 1.6.4.

ARTICLE IV—MISCELLANEOUS

4.1 Amendment of the Plan

4.1.1 Unless otherwise provided in an Award Agreement, the Board may from time to time suspend, discontinue, revise or amend the Plan in any respect whatsoever, including in any manner that adversely affects the rights, duties or obligations of any Grantee of an Award.

4.1.2 Unless otherwise determined by the Board, shareholder approval of any suspension, discontinuance, revision or amendment will be obtained only to the extent necessary to comply with any applicable laws, regulations or rules of a securities exchange or self-regulatory agency, except that shareholder approval shall be required for any amendment to the Plan (i) that materially increases the benefits available under the Plan, (ii) to reduce the exercise price of stock options or stock appreciation rights issued and outstanding under the Plan, including through amendment, cancellation in exchange for the grant of a substitute Award or repurchase for cash or other consideration (in each case that has the effect of reducing the exercise price) or (iii) to permit the sale or other disposition of an Award of a stock option or a stock appreciation right to an unrelated third party for value. For purposes of compliance with Section 162(m) of the Code, at the discretion of the Board, the performance criteria in Section 3.1.2 (or other designated performance criteria) shall again be subject to approval by the Company’s shareholders no later than the first shareholder meeting that occurs in the year following the fifth (5th) anniversary of the Effective Date.

4.2 Tax Withholding

Grantees shall be solely responsible for any applicable taxes (including, without limitation, income and excise taxes) and penalties, and any interest that accrues thereon, that they incur in connection with the receipt, vesting or exercise of any Award. As a condition to the delivery of any shares of Common Stock pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), unless otherwise provided in an Award Agreement, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Grantee whether or not pursuant to the Plan (including shares of Common Stock otherwise deliverable) the minimum required to meet the tax withholding obligation or (b) the Committee will be entitled to require that the Grantee remit cash to the Company (through payroll deduction or otherwise) or previously owned shares of Common Stock or other property, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

4.3 Required Consents and Legends

4.3.1 If the Committee at any time determines that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common

Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 4.14.2, such Plan Action will not be taken, in whole or in part, unless and until such Consent will have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing shares delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.

4.3.2 The term “Consent” as used in this Article IV with respect to any Plan Action includes (a) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state, or local law, or law, rule or regulation of a jurisdiction outside the United States, or any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (b) any and all other consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (c) any applicable requirement of the Code, (d) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law, (e) any and all consents by the Grantee to the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan and (f) any and all consents or other documentation required by the Committee. Nothing herein will require the Company to list, register or qualify the shares of Common Stock on any securities exchange.

4.4 Clawback

Awards under the Plan shall be subject to the clawback or recapture policy, if any, that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed or paid to the Grantee.

4.5 Right of Offset

Except with respect to Awards that are intended to be “deferred compensation” subject to Section 409A, the Company will have the right to offset against its obligation to deliver shares of Common Stock (or cash, other securities or other property) under the Plan or any Award Agreement any outstanding amounts (including, without limitation, travel and entertainment or advance account balances, loans, repayment obligations under any Awards, or amounts repayable to the Company pursuant to tax equalization, housing, automobile or other employee programs) that the Grantee then owes to the Company and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

4.6 Nonassignability; No Hedging

No Award (or any rights and obligations thereunder) granted to any person under the Plan may be sold, exchanged, transferred, assigned, pledged, hypothecated or otherwise disposed of or hedged, in any manner (including through the use of any cash-settled instrument), whether voluntarily or involuntarily and whether by operation of law or otherwise, other than by will or by the laws of descent and distribution, except as may be otherwise provided in the Award Agreement, consistent with Section 4.1.2. Any sale, exchange, transfer, assignment, pledge, hypothecation, or other disposition in violation of the provisions of this Section 4.6 will be null and void and any Award which is hedged in any manner will immediately be forfeited. All of the terms and conditions of the Plan and the Award Agreements will be binding upon any permitted successors and assigns.

4.7 Successor Entity

Unless otherwise provided in the applicable Award Agreement and except as otherwise determined by the Committee, in the event of a Business Combination of AIG with or into any other entity (“successor entity”) or any transaction in which another person or entity acquires all of the issued and outstanding Common Stock of AIG, or all or substantially all of the assets of AIG, outstanding Awards may be assumed or a substantially equivalent award may be substituted by such successor entity or a parent or subsidiary of such successor entity.

4.8 Right of Discharge Reserved

Nothing in the Plan or in any Award Agreement will confer upon any Grantee the right to continued Employment by the Company or affect any right which the Company may have to terminate such Employment.

4.9 Nature of Payments

4.9.1 Any and all grants of Awards and deliveries of Common Stock, cash, securities or other property under the Plan will be in consideration of services performed or to be performed for the Company by the Grantee. Awards under the Plan may, in the discretion of the Committee, and subject to Section 4.14.1, be made in substitution in whole or in part for cash or other compensation otherwise payable to a participant in the Plan. Only whole shares of Common Stock will be delivered under the Plan. Awards will, to the extent reasonably practicable, be aggregated in order to eliminate any fractional shares. Fractional shares may, in the discretion of the Committee, be forfeited or be settled in cash or otherwise as the Committee may determine.

4.9.2 All such grants and deliveries will constitute a special discretionary payment to the Grantee and, unless otherwise provided in an Award Agreement or the Committee specifically provides otherwise, will not be required to be taken into account in computing the amount of salary or compensation of the Grantee for the purpose of determining any contributions to or any benefits under any pension, retirement, profit-sharing, bonus, life insurance, severance or other benefit plan of the Company or under any agreement with the Grantee.

4.10 Non-Uniform Determinations

4.10.1 The Committee’s determinations under the Plan and Award Agreements need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s Employment has been terminated for purposes of the Plan.

4.10.2 To the extent the Committee deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Committee may, without amending the Plan, establish special rules applicable to Awards to Grantees who are foreign nationals, are employed outside the United States or both and grant Awards (or amend existing Awards) in accordance with those rules.

4.11 Other Payments or Awards

Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect. In addition, Section 1.6.1 (as adjusted by Section 1.6.4) sets forth the only limit on the amount of cash, securities or other property that may be delivered pursuant to this Plan.

4.12 Plan Headings

The headings in the Plan are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

4.13 Termination of Plan

The Board reserves the right to terminate the Plan at any time; provided, however, that in any case, the Plan will terminate on the tenth (10th) anniversary of the Effective Date, and provided further, that all Awards made under the Plan before its termination will remain in effect until such Awards have been satisfied or terminated in accordance with the terms and provisions of the Plan and the applicable Award Agreements.

4.14 Section 409A

4.14.1 The Board and the Committee shall have full authority to give effect to any statement in an Award Agreement to the effect that an Award is intended to be “deferred compensation” subject to Section 409A, to be exempt from Section 409A or to have other intended treatment under Section 409A and/or other provision of the Code. To the extent necessary to give effect to this authority, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to the subject matter of this paragraph, the Plan shall govern.

4.14.2 Without limiting the generality of Section 4.14.1, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) references to termination of the Grantee’s employment will mean the Grantee’s separation from service with the Company within the meaning of

Section 409A; (b) any payment to be made with respect to such Award in connection with the Grantee’s separation from service with the Company within the meaning of Section 409A that would be subject to the limitations in Section 409A(a)(2)(b) of the Code shall be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (c) to the extent necessary to comply with Section 409A, any cash, other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required Consent described in Section 4.3 or the applicable Award Agreement, if such Consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminated notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the regulations promulgated under the Code), the Grantee’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the regulations promulgated under the Code), the Grantee’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) unless the Committee determines otherwise, for purposes of determining whether the Grantee has experienced a separation from service with the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with AIG, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section  1.414(c)-2(b)(2)(i) of the regulations promulgated under the Code.

4.15 Governing Law

THE PLAN WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

4.16 Severability; Entire Agreement

If any of the provisions of the Plan or any Award Agreement is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision will be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining provisions will not be affected thereby; provided that if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

4.17 Waiver of Claims

Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award he or she has no right to any benefits hereunder. Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, he or she expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the express terms of an Award Agreement).

4.18 No Liability With Respect to Tax Qualification or Adverse Tax Treatment

Notwithstanding anything to the contrary contained herein, in no event shall the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

4.19 No Third Party Beneficiaries

Except as expressly provided therein, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder. The exculpation and indemnification provisions of Section 1.3.3 will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

4.20 Successors and Assigns of AIG

The terms of the Plan will be binding upon and inure to the benefit of AIG and any successor entity contemplated by Section 4.7.

4.21 Date of Adoption and Approval of Shareholders

The Plan was adopted on March 13, 2013 by the Board and is subject to, and will become effective upon receipt of, approval by the shareholders of AIG (the “Effective Date”).